Exhibit 8.2

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 104 South Main Street / Ninth Floor / Greenville, South Carolina 29601 Tel: 864.250.2300 Fax: 864.232.2925 www.nelsonmullins.com

September 15, 2011

Community Capital Corporation
1402-C Highway 72 West
Greenwood, South Carolina 29649

Re:	Park Sterling Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Community Capital Corporation, a South Carolina corporation (“Community Capital”), in connection with the proposed merger (the “Merger”) of Community Capital with and into Park Sterling Corporation, a North Carolina Corporation (“Park Sterling”) , pursuant to an Agreement and Plan of Merger dated as of March 30, 2011 (the “Agreement”) by and among Community Capital and Park Sterling, as described in the Registration Statement on Form S-4 (File No. 333-174041) filed by Park Sterling with the Securities and Exchange Commission (the “Registration Statement”).

In that connection, you have requested our opinion regarding the material Federal income tax consequences of the Merger.  In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement and (ii) the representations made to us by Community Capital and Park Sterling in their respective letters delivered to us for purposes of this opinion are accurate and complete.

Based upon the foregoing, in our opinion, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) except to the extent of any cash consideration received in the Merger and except to the extent of any cash received in lieu of a fractional share interest in Park Sterling common stock, the shareholders of Community Capital will not recognize any gain or loss by exchanging their shares of Community Capital common stock for shares of Park Sterling common stock pursuant to the Merger.

Atlanta • Charleston • Charlotte • Columbia • Greenville • Myrtle Beach • Raleigh • Winston-Salem • Washington, DC

Park Sterling Corporation
Community Capital Corporation

The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Community Capital and Park Sterling referred to above, which we have assumed will be true as of the effective time of the Merger.  Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Community Capital or Park Sterling referred to above are, or later become, inaccurate.  Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement; it may not be relied upon or utilized for any other purpose (including without limitation satisfying any conditions in the Agreement) without our prior written consent.  Notwithstanding the previous sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “THE MERGER -- Material Federal Income Tax Consequences of the Merger”.

Very truly yours, /s/ NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.